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                                                                      EXHIBIT 99


[HQ HECHINGER BUILDERS SQUARE LOGO]


FOR IMMEDIATE RELEASE

HECHINGER / HOME QUARTERS / BUILDERS SQUARE COMPLETES CLOSING OF $700 MILLION REVOLVING CREDIT FACILITY WITH BANKBOSTON RETAIL FINANCE

LARGO, MARYLAND - March 22, 1999 - Hechinger Company today announced that it had completed an agreement with BankBoston Retail Finance Inc. to provide the Company with a new $700 million secured credit facility. The facility replaces its former credit facility and will provide the Company with additional borrowing capacity and greater flexibility with respect to operating covenants.

Mark R. Adams, President and CEO, stated, "This new facility is a strong indication of BankBoston's confidence in the Company and its new management team. The new facility is an important step in the ongoing rebuilding of the Company and should provide the Company with additional financial strength and flexibility to move our business forward."

"Hechinger maintains solid market share within its industry and possesses a strong brand," said Ward K. Mooney, President of BankBoston Retail Finance. "BankBoston Retail Finance is pleased to provide the Company with the flexibility and additional liquidity needed to remain a leader in a competitive environment."

The facility was underwritten and is being syndicated by BancBoston Robertson Stephens' Leveraged Finance Group. In addition, BankBoston's Global Trade group is implementing its TradeKey system to meet Hechinger's need to source goods from overseas. "We are pleased at the positive market reaction to this large, asset-backed transaction," said Mary-Etta Schneider, Executive Vice President and head of Leveraged Finance and Loan Syndications. "We anticipate strong demand from both bank and institutional investors in the general syndication."

Hechinger Company is one of the nation's largest home improvement chains, operating 206 Hechinger, Home Quarters and Builders Square stores in 28 states and the District of Columbia. The Company is privately owned by an affiliate of Leonard Green & Partners, L.P., a Los Angeles-based private merchant banking firm.

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BankBoston Retail Finance Inc. is one of the leading asset-based lenders in the country exclusively devoted to the retail industry, providing inventory-based working capital loans, long-term capital for expansion, turnaround financing, capital markets advisory services, global trade finance and cash management services. BankBoston Retail Finance Inc. is a subsidiary of BankBoston, N.A., the nation's 15th largest bank holding company with assets of $73.5 billion.

Forward-looking statements in this release are made pursuant to the safe harbor provision of the Private Securities Litigation Reform Act of 1995. There are various factors that could cause results to differ materially and adversely from those anticipated by some statements made herein. Investors are cautioned that all forward looking statements involve risks and uncertainty. Factors that could cause actual results to differ materially and adversely include, but are not limited to, the following: the strength and extent of new and existing competition; the Company's ability to maintain competitive pricing in its markets; the Company's ability to maintain adequate levels of vendor support; the success of the Company's customer service programs; the Company's ability to attract, train and retain experienced, quality management and employees; general economic conditions; weather; the Company's ability to make its computer systems Year 2000 compliant, as well as Year 2000 issues facing its vendors, lenders and others with whom the Company engaged in substantial business; the Company's ability to maintain compliance with its debt agreements; and other factors described from time to time in the Company's Securities and Exchange Commission filings.


Corporate Contacts:
Hechinger Company     Lauri Rice
                      301-925-3328

BankBoston            Amy Schondorf
                      617-434-6673